NorthWestern Corporation d/b/a NorthWestern Energy 3010 W. 69th Street Sioux Falls, SD 57108 www.northwesternenergy.com
NYSE: NWE
FOR IMMEDIATE RELEASE

NORTHWESTERN ENERGY REPORTS FIRST QUARTER 2015 FINANCIAL RESULTS

Company reports diluted earnings per share of $1.09 for the first quarter 2015
Reaffirms full year 2015 adjusted guidance of $3.10 - $3.30 per diluted share
Declares a quarterly dividend of $0.48 per share, payable June 30, 2015

SIOUX FALLS, S.D. - April 23, 2015 - NorthWestern Corporation d/b/a NorthWestern Energy (NYSE: NWE) reported financial results for the quarter ended March 31, 2015. Net income for the period was $51.4 million, or $1.09 per diluted share, as compared with net income of $45.6 million, or $1.17 per diluted share, for the same period in 2014. This increase in net income of $5.8 million, or 13%, is primarily the result of earnings from our recent hydro acquisition partially offset by mild weather in the first quarter 2015.  While net income increased over the same period in 2014, earnings per share decreased by $0.08, or 7%, primarily due to the impact of our equity issuance in November 2014 to fund the hydro acquisition.

“We have closed the books on our first full quarter of owning and successfully operating the fleet of hydro assets.  Other than the extremely mild winter we experienced in our service territory, our financial results were right in line with our expectations.  Weather did however have a significant impact this quarter.  Our retail natural gas loads were over 14% lower than the first quarter last year,” said Bob Rowe, President and Chief Executive Officer.  “Weather aside, operationally we were ‘firing on all cylinders’ as we continue our focus on hydro integration and generating fleet optimization, integrated T&D infrastructure projects and routine maintenance projects to provide our customers with the safe and reliable energy system they deserve.”

NorthWestern Reports First Quarter 2015 Financial Results
April 23, 2015

Summary Financial Results

	Three Months Ended March 31,
(in thousands, except per share amounts)	2015	2014
Revenues	$346,011	$369,723
Cost of Sales	112,391	167,428
Gross Margin	233,620	202,295

Operating, general and administrative expense	81,123	72,082
Property and other taxes	32,787	28,545
Depreciation and depletion	35,819	30,318
Total Operating Expenses	149,729	130,945
Operating Income	83,891	71,350
Interest Expense, net	(23,115)	(19,966)
Other Income	665	2,189
Income Before Income Taxes	61,441	53,573
Income Tax Expense	(10,016)	(7,993)
Net Income	$51,425	$45,580
Average Common Shares Outstanding	46,977	38,856
Basic Earnings per Average Common Share	$1.09	$1.17
Diluted Earnings per Average Common Share	$1.09	$1.17
Dividends Declared per Common Share	$0.48	$0.40

Significant Earnings Drivers

Gross Margin
Consolidated gross margin for the three months ended March 31, 2015 was $233.6 million compared with $202.3 million for the same period in 2014. The $31.3 million increase was primarily due to:

•	$42.1 million increase in generation margin from the November 2014 hydro acquisition; and

•	$0.5 million increase in other miscellaneous gross margin.

These increases were partially offset by an $11.3 million decrease in retail natural gas and electric volumes due primarily to mild weather.

Operating, General and Administrative Expenses
Consolidated operating, general and administrative expenses for the three months ended March 31, 2015 were $81.1 million compared with $72.1 million for the same period in 2014. The $9.0 million increase was primarily due to:

•	$10.7 million increase from hydro operating costs associated with the November 2014 hydro acquisition;

•	$2.0 million higher employee benefit costs primarily due to higher medical expense and long term incentive compensation; and

•	$0.2 million increase to other miscellaneous expense.

These increases were partly offset by:

NorthWestern Reports First Quarter 2015 Financial Results
April 23, 2015

•
$2.0 million lower non-employee directors deferred compensation as compared to the prior year, primarily due to a decrease in our stock price during the three months ended March 31, 2015. Directors may defer their board fees into deferred shares held in a rabbi trust. If the market value of our stock goes down, deferred compensation expense decreases; however, we account for the deferred shares as trading securities and their change in value is also reflected in other income with no impact on net income;

•	$1.1 million lower bad debt expense, due to improved collection of receivables from customers; and

•	$0.8 million lower legal and professional fees due to hydro transaction costs incurred in the prior period.

Property and Other Taxes
Property and other taxes were $32.8 million for the three months ended March 31, 2015, as compared with $28.5 million in the same period of 2014. This increase was primarily due to plant additions and higher estimated property valuations in Montana, including approximately $3.7 million from the hydro acquisition. We estimate property taxes throughout each year and update to the actual expense when we receive our Montana property tax bills in November.

Depreciation and Depletion Expense
Depreciation and depletion expense was $35.8 million for the three months ended March 31, 2015, as compared with $30.3 million in the same period of 2014. This increase was primarily due to plant additions, including approximately $4.1 million of hydro related depreciation.

Operating Income
Consolidated operating income for the three months ended March 31, 2015 was $83.9 million, as compared with $71.4 million in the same period of 2014. This increase was primarily due to the impacts of the hydro acquisition.

Interest Expense
Consolidated interest expense for the three months ended March 31, 2015 was $23.1 million, as compared with $20.0 million in the same period of 2014. This increase was primarily due to increased debt outstanding associated with the hydro acquisition.

Other Expense and Income
Consolidated other income for the three months ended March 31, 2015, was $0.6 million, as compared with $2.2 million in the same period of 2014. This decrease was primarily due to a $2.0 million reduction in the value of deferred shares held in trust for non-employee directors deferred compensation (which, as discussed above, had a corresponding reduction to operating, general and administrative expenses) partially offset by higher capitalization of AFUDC.

Income Tax
Consolidated income tax expense for the three months ended March 31, 2015 was $10.0 million, as compared with $8.0 million in the same period of 2014. Our effective tax rate was 16.3% for the three months ended March 31, 2015 as compared with 14.9% for the three months ended March 31, 2014.

We compute income tax expense for each quarter based on the estimated annual effective tax rate for the year, adjusted for certain discrete items. Our effective tax rate typically differs from the federal statutory tax rate of 35% due to the regulatory impact of flowing through federal and state tax benefits of repairs deductions, state tax benefit of bonus depreciation deductions and

NorthWestern Reports First Quarter 2015 Financial Results
April 23, 2015

production tax credits. The following table summarizes the differences between our effective tax rate and the federal statutory rate:

(in millions)	Three Months Ended March 31,
	2015		2014
Income Before Income Taxes	$61.4		$53.6

Income tax calculated at 35% federal statutory rate	21.5	35.0%	18.8	35.0%

Permanent or flow-through adjustments:
State income, net of federal provisions	0.2	0.3%	0.4	0.6%
Flow-through repairs deductions	(9.6)	(15.7)%	(9.7)	(18.1)%
Production tax credits	(1.3)	(2.1)%	(1.4)	(2.7)%
Plant and depreciation of flow-through items	(0.4)	(0.6)%	0.4	0.8%
Other, net	(0.4)	(0.6)%	(0.5)	(0.7)%
Subtotal	(11.5)	(18.7)%	(10.8)	(20.1)%

Income tax expense	$10.0	16.3%	$8.0	14.9%

Net Income
As a result of the items discussed above, consolidated net income for the three months ended March 31, 2015 was $51.4 million, as compared with $45.6 million for the same period in 2014.

NorthWestern Reports First Quarter 2015 Financial Results
April 23, 2015

Reconciliation of Primary Changes from First Quarter 2014 to 2015

	Three Months Ended March 31,
	Pre-tax	Net	Diluted
($millions, except EPS)	Income	Income(1)	EPS
2014 reported	$53.6	$45.6	$1.17

Gross Margin
Hydro operations	42.1	25.9	0.55
Natural gas retail volumes	(6.9)	(4.2)	(0.09)
Electric retail volumes	(4.4)	(2.7)	(0.06)
Other	0.5	0.3	0.01
Subtotal - Gross Margin	31.3	19.3	0.41
OG&A Expense
Hydro operating costs	(10.7)	(6.6)	(0.14)
Employee benefit costs	(2.0)	(1.2)	(0.03)
Nonemployee directors deferred compensation	2.0	1.2	0.03
Bad debt expense	1.1	0.7	0.01
Hydro transaction costs	0.8	0.5	0.01
Other	(0.2)	(0.1)	—
Subtotal - OG&A Expense	(9.0)	(5.5)	(0.12)
Other items
Depreciation and depletion expense	(5.5)	(3.4)	(0.07)
Property and other taxes	(4.3)	(2.6)	(0.05)
Interest expense	(3.1)	(1.9)	(0.04)
Other income (includes offset to Non-employee compensation above)	(1.6)	(1.0)	(0.02)
Permanent and flow-through adjustments to income tax		0.7	0.01
Impact of higher share count			(0.20)
All other, net	—	0.2	—
Subtotal - Other items	(14.5)	(8.0)	(0.37)

Total impact of above items	7.8	5.8	(0.08)

2015 reported	$61.4	$51.4	$1.09

(1) Income Tax Benefit (Expense) calculation on reconciling items assumes effective tax rate of 38.5%.

Liquidity and Capital Resources
As of March 31, 2015, our total net liquidity was approximately $152.2 million, including $12.1 million of cash and $140.1 million of revolving credit facility availability. This compares to total net liquidity at December 31, 2014 of $102.5 million.

Dividend Declared
NorthWestern's Board of Directors declared a quarterly common stock dividend of $0.48 per share, payable June 30, 2015 to common shareholders of record as of June 15, 2015.

Significant Items Not Contemplated in Guidance
A reconciliation of items not factored into our 2015 and final 2014 earnings guidance of $3.10 - $3.30 and $2.60 - $2.75 per diluted share, respectively, are summarized below. The amount below represents an after-tax (using a 38.5% effective tax rate) non-GAAP measure that may provide users of this financial information with additional meaningful information regarding the impact of certain items on our expected earnings. More information on this measure can be found in the "Non-GAAP Financial Measures" section below.

NorthWestern Reports First Quarter 2015 Financial Results
April 23, 2015

2015	Q1 '15	Q2 '15	Q3 '15	Q4 '15	YTD '15

Reported GAAP diluted EPS	$1.09				$1.09

Non-GAAP Adjustments:

Weather - unfavorable	0.09				0.09

Adjusted diluted EPS	$1.18				$1.18

2014	Q1 '14	Q2 '14	Q3 '14	Q4 '14	2014

Reported GAAP diluted EPS	$1.17	$0.2	$0.77	$0.85	$2.99

Non-GAAP Adjustments:

Weather (favorable) / unfavorable	(0.05)	0.01	—	0.02	(0.02)
Hydro transaction (professional fees & bridge financing)	0.04	0.04	0.04	0.12	0.24
Hydro Operations (Nov.18 - Dec. 31)	—	—	—	(0.14)	(0.14)
Hydro equity dilution (1)	—	—	—	0.08	0.08
Income tax adjustments (2)	—	—	(0.43)	(0.04)	(0.47)

Adjusted diluted EPS	$1.16	$0.25	$0.38	$0.89	$2.68
1) 2014 Guidance excluded all earnings impacts from the hydro acquisition (transaction expense and income from operations) and assumed 39.3 million diluted shares outstanding (i.e. our share count absent the shares issued in November 2014 to fund the hydro transaction).

2) Adjustment to income tax expense to remove the flow through benefit related to the release of unrecognized tax benefits, 2014 bonus depreciation (bonus benefit is a current year item but not originally contemplated in guidance) and other tax items related to prior years.

2015 Earnings Guidance Reaffirmed
NorthWestern reaffirms the 2015 adjusted earnings guidance range of $3.10 - $3.30 per diluted share based upon, but not limited to, the following major assumptions and expectations:

•	Normal weather in our electric and natural gas service territories for the remainder of 2015;

•	Successful integration and a full year earnings contribution from the recently acquired hydro assets;

•	Excludes any potential additional impact as a result of the FERC decision regarding revenue allocation at our Dave Gates Generating Station;

•	A consolidated effective income tax rate of approximately 15% - 19% of pre-tax income; and

•	Diluted average shares outstanding of approximately 47.3 million.

Company Hosting Investor Conference Call
NorthWestern will host an investor conference call and webcast today, April 23, at 3:00 pm Eastern Time to review its financial results. The conference call will be webcast live on the Internet at http://www.northwesternenergy.com under the “Our Company / Investor Relations / Presentations and Webcasts” heading or by visiting
http://www.videonewswire.com/event.asp?id=101966. To listen, please go to the site at least 10 minutes in advance of the call to register. An archived webcast will be available shortly after the call and will be available for one year.

A telephonic replay of the call will be available for one month beginning at 6:00 p.m. Eastern today at (888) 203-1112 access code 3190257.

NorthWestern Reports First Quarter 2015 Financial Results
April 23, 2015

Annual Meeting of Stockholders
NorthWestern will also hold its annual meeting of stockholders today, April 23, at 10:00 a.m. Central (11:00 a.m. Eastern) at the NorthWestern Energy South Dakota / Nebraska Operational Support Office, 600 Market Street, Huron, South Dakota.
The annual stockholders meeting will be webcast live on the Internet at www.northwesternenergy.com under the “Our Company / Investor Relations / Presentations and Webcasts” heading or by visiting http://www.videonewswire.com/event.asp?id=102004. To listen, please go to the site at least 10 minutes in advance of the webcast to register. An archived webcast will be available shortly after the call.

About NorthWestern Energy
NorthWestern Corporation, doing business as NorthWestern Energy, provides electricity and natural gas to approximately 692,600 customers in Montana, South Dakota and Nebraska. More information on NorthWestern Energy is available on the Company's website at www.northwesternenergy.com.

Non-GAAP Financial Measures
This press release includes financial information prepared in accordance with GAAP, as well as other financial measures, such as Gross Margin and Adjusted Diluted EPS, that are considered “non-GAAP financial measures.”  Generally, a non-GAAP financial measure is a numerical measure of a company's financial performance, financial position or cash flows that exclude (or include) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP. Gross Margin (Revenues less Cost of Sales) is a non-GAAP financial measure due to the exclusion of depreciation from the measure. Gross Margin is used by us to determine whether we are collecting the appropriate amount of energy costs from customers to allow recovery of operating costs. Adjusted Diluted EPS is another non-GAAP measure. The Company believes the presentation of Adjusted Diluted EPS is more representative of our normal earnings than the GAAP EPS due to the exclusion (or inclusion) of certain impacts that are not reflective of ongoing earnings.

The presentation of these non-GAAP measures is intended to supplement investors' understanding of our financial performance and not to replace other GAAP measures as an indicator of actual operating performance.  Our measures may not be comparable to other companies' similarly titled measures.

Special Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, without limitation, the information under "Significant Items Not Contemplated in Guidance" and “2015 Earnings Guidance Reaffirmed”.  Forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.”  These statements are based upon our current expectations and speak only as of the date hereof.  Our actual future business and financial performance may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including, but not limited to:

•	adverse determinations by regulators, as well as potential adverse federal, state, or local legislation or regulation, including costs of compliance with existing and future environmental

NorthWestern Reports First Quarter 2015 Financial Results
April 23, 2015

requirements, could have a material effect on our liquidity, results of operations and financial condition;

•
changes in availability of trade credit, creditworthiness of counterparties, usage, commodity prices, fuel supply costs or availability due to higher demand, shortages, weather conditions, transportation problems or other developments, may reduce revenues or may increase operating costs, each of which could adversely affect our liquidity and results of operations;

•
unscheduled generation outages or forced reductions in output, maintenance or repairs, which may reduce revenues and increase cost of sales or may require additional capital expenditures or other increased operating costs; and

•	adverse changes in general economic and competitive conditions in the U.S. financial markets and in our service territories.

Our 2014 Annual Report on Form 10-K, first quarter 2015 and forthcoming Quarterly Reports on Form 10-Q, recent reports on Form 8-K and other Securities and Exchange Commission filings discuss some of the important risk factors that may affect our business, results of operations and financial condition.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact:
Travis Meyer (605) 978-2967
travis.meyer@northwestern.com

Media Contact:
Claudia Rapkoch (866) 622-8081
claudia.rapkoch@northwestern.com